Exhibit 10.9

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

VIRTU FINANCIAL LLC

Dated as of [        ], 2014

i

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) OF VIRTU FINANCIAL LLC, a Delaware limited liability company (the “Company”), dated as of [        ], 2014, by and among the Company, Virtu Financial, Inc., a Delaware corporation (“Pubco”), and the other Persons listed on the signature pages hereto.

W I T N E S S E T H:

WHEREAS, the Company has been heretofore formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on April 8, 2011;

WHEREAS, SLP Virtu Investors, LLC, a Delaware limited liability company (“SL Investor”), entered into the initial Limited Liability Company Agreement of the Company, dated as of April 17, 2011 (the “Initial LLC Agreement”);

WHEREAS, the Initial LLC Agreement was amended and restated in its entirety by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 17, 2011 and effective as of July 8, 2011, by and among the Company and the other Persons listed on the signature pages thereto, as amended by Amendment No. 1, dated as of July 8, 2011, Amendment No. 2, dated as of December 28, 2011, Amendment No. 3, dated as of May 1, 2013, and Amendment No. 4, dated as of November 8, 2013 (as amended, the “A&R LLC Agreement”); and

WHEREAS, pursuant to the terms of the Reorganization Agreement (the “Reorganization Agreement”), dated as of the date hereof, by and among the Company, Pubco and the other Persons listed on the signature pages thereto, the parties thereto have agreed to consummate the reorganization of the Company contemplated by Section 9.1 of the A&R LLC Agreement and to take the other actions contemplated in such Reorganization Agreement (collectively, the “Reorganization”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby agree, to amend and restate the A&R LLC Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01                             Definitions.

(a)                                 The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the new issuance of Units to such Person.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)                                     Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)                                  Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Member nor any Affiliate of any Member shall be deemed to be an Affiliate of any other Member or any of its Affiliates solely by virtue of such Members’ Units.  Notwithstanding the immediately preceding sentence (i) (except with respect to Section 12.11), no SL Member shall be considered an Affiliate of any portfolio company in which the direct or indirect equityholders of such SL Member or any of their affiliated investment funds have made a debt or equity investment (or vice versa) and (ii) Viola will be deemed to be an Affiliate of every Viola Member (and vice versa).

“Affiliated Transferee” means (i) in the case of any Member that is an individual, any Transferee of such Member that is (x) an immediate family member of such Member, (y) a trust, family-partnership or estate-planning vehicle for the benefit of such Member and/or any of its immediate family members or (z) otherwise an Affiliate of such Member or (ii) in the case of any Member that is a limited liability company or other entity, any Transferee of such Member that is (x) an immediate family member of the individual that controls a majority of the voting or economic interest in such Member, (y) a trust, family-partnership or estate-planning vehicle for the benefit of such individual and/or any of its immediate family members or (z) otherwise an Affiliate of such

Member.  For the purposes of this definition, none of Pubco, the Company, the Employee Holdcos or any of their respective Controlled Affiliates shall be deemed to be an “Affiliate” of any Member and vice versa.

“Algorithmic Liquidity Trading” means trading Financial Assets through the use of an electronically automated trading system that generates order sets (which, for purposes of clarity, can consist of a single order) with the intention of (i) creating profit by providing two-sided liquidity to the market, (ii) making a profit margin consistent with the business of making the bid-offer spread or less per unit of the Financial Asset(s) being traded (including by providing either one-sided or two sided liquidity to the market) or (iii) creating Simultaneous order sets that are generated with the intention of locking in an Arbitrage profit.  For the avoidance of doubt, “Algorithmic Liquidity Trading” does not include trading in which an Order or Orders are manually generated and submitted for execution by a natural person (including, without limitation, Stop Orders, Limit Orders, Volume-Weighted Average Price Orders and other common Order types that may involve multiple instructions to a third party and which may involve such third party employing an algorithm in executing the Order provided the algorithm executes only on one side of the market as a “buy” or “sell” Order, and including a portfolio-rebalancing Order (which for the avoidance of doubt may involve both a “buy” and a “sell” component within a single Order)).

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Regulatory Agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Arbitrage” means arbitrage consistent with the practice of high frequency trading.

“Available Cash Flow” means, for any period, the Company’s consolidated net income determined in accordance with GAAP, adjusted by the Managing Member to exclude non-cash items, extraordinary or one-time items of gain or loss, any compensation expense related to Units or other Equity Securities issued under any management equity plan of Pubco or the Company, and, to the extent not reflected in consolidated net income determined in accordance with GAAP, less any Reserves established during such period (including the amount of any net increase during such period to a Reserve established in a prior period) and plus the amount of any net decrease during such period to a Reserve established by a prior period.

“Business” means the business of trading and market making in financial instruments globally on behalf of itself and/or third parties, including trading and developing and designing algorithmic programs to evaluate or execute trades in securities, futures, swaps, options, commodities, currencies, derivatives and other financial instruments, and any reasonable extension of such businesses including the provision of trading technologies and interfaces, infrastructure, trade execution and clearing services to parties in any financial instruments globally and providing technology, services and/or investing in new trading venues, platforms or clearinghouses, and to engage in such activities as are, in the Managing Member’s determination, necessary, incidental or appropriate in connection therewith, in each case, as conducted by the Company and its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company.

“Carrying Value” means with respect to any Property (other than money), such Property’s adjusted basis for federal income tax purposes, except as follows:

(i)                                     The initial Carrying Value of any such Property contributed by a Member to the Company shall be the gross fair market value of such Property, as reasonably determined by the Managing Member;

(ii)                                  The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Managing Member, at the time of any Revaluation pursuant to Section 5.02(c);

(iii)                               The Carrying Value of any item of such Properties distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution as reasonably determined by the Managing Member; and

(iv)                              The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.04(b)(vi); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).  If the Carrying Value of such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of Pubco.

“Class A-1 Interests” means Class A-1 Interests (as such term was defined in the A&R LLC Agreement), all of which have been reclassified into Common Units pursuant to the Reorganization Agreement and this Agreement.

“Class A-2 Capital Interests” means Class A-2 Capital Interests (as such term was defined in the A&R LLC Agreement), all of which have been reclassified into Common Units pursuant to the Reorganization Agreement and this Agreement.

“Class A-2 Profits Interests” means Class A-2 Profits Interests (as such term was defined in the A&R LLC Agreement), all of which have been reclassified into Common Units pursuant to the Reorganization Agreement and this Agreement.

“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of Pubco.

“Class B Interests” means Class B Interests (as such term was defined in the A&R LLC Agreement), all of which have been reclassified into Common Units pursuant to the Reorganization Agreement and this Agreement.

“Class C Common Stock” means Class C common stock, $0.00001 par value per share, of Pubco.

“Class D Common Stock” means Class D common stock, $0.00001 par value per share, of Pubco.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a common limited liability interest in the Company.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Competitive Activity” means (i) serving as a director, officer, employee, trader, manager, consultant, agent or advisor of, or otherwise directly or through an Affiliate providing services to a Competitive Enterprise; (ii) designing or developing any Competitive Technology; (iii) directly or through an Affiliate (A) engaging in Strategy Competition or (B) retaining or otherwise engaging any other Person to undertake any of the actions described in clauses (i), (ii), (iii)(A) or (iv) of this definition; (iv) serving as a director, officer, employee, trader, manager, consultant, agent or advisor of, or otherwise directly or through an Affiliate providing services to any business, financial institution, investment bank or other business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other Person) that is, or whose Affiliate is, engaged in Strategy Competition, in each case except in a capacity that does not involve or require the Member to engage in any activities described in clauses (i), (ii) or (iii) of this definition above or have any direct management oversight of or involvement in Strategy Competition; (v) acquiring directly or through an Affiliate in the aggregate directly or beneficially, whether as a shareholder, partner, member or otherwise, any equity (including stock options or warrants, whether or not exercisable), voting or profit participation interests (collectively, “Ownership Interests”) in a Competitive Enterprise, or any derivative where the reference asset is an Ownership Interest in a Competitive Enterprise, other than a passive investment of not more than, as calculated at the time of acquisition (but after giving effect to any transaction or transactions to occur in connection with such acquisition), 1% (measured by voting power or value, whichever is greater) of the fully diluted Ownership Interests of a Competitive Enterprise (for the avoidance of doubt, such percentage interest shall be calculated based on the Member’s percentage of direct and indirect ownership of the Competitive Enterprise and not any intermediary, such as a holding company or partnership) (it being understood that this clause (v) shall not apply to prohibit the holding of an Ownership Interest if, at the time of acquisition of such Ownership Interest, the Person in which such direct or indirect Ownership Interest is acquired is not a Competitive Enterprise and the Member is not aware at the time of such acquisition, after reasonable inquiry, that such Person has any plans to become a Competitive Enterprise); or (vi) directly or through an Affiliate owning any Ownership Interests in any Person listed in Schedule A (or any parent company or entity of a Person listed in Schedule A or any successors thereto, other than a parent company or entity that is not a Competitive Enterprise) (a “Restricted Investment”), or any derivative where the reference asset is an Ownership Interest in a Restricted Investment, except to the extent such Ownership Interests or derivatives are held through an index fund, an exchange traded fund, a mutual fund, hedge fund, or other form of collective investment or fund, or through a managed account, in each case, where a third party that is not affiliated with the Member exercises sole investment discretion in respect of such fund or account and such third party has not disclosed at the time Member makes his or its investment that it holds or intends to hold any Ownership Interests in a Restricted Investment.

“Competitive Enterprise” means any Person or business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other Person), or subsidiary, division, unit, group or portion thereof, whose primary business is (A) engaging in Strategy Competition; or (B) engaging in any other business in which the Company or any of its Subsidiaries engages in a material way, or has concrete plans to engage in a material way as of the Relevant Date, in each case as reasonably determined by the Managing Member.  For the sake of clarity, in the case of a subsidiary, division, unit, group or portion whose primary business is described above: (1) the larger business enterprise or Person owning such subsidiary, division, unit, group or portion shall not be deemed to be a Competitive Enterprise unless the primary business of such larger business enterprise or Person is engaged in Strategy Competition and (2) the subsidiary, division, unit, group or portion whose primary business is engaging in Strategy Competition shall be deemed a Competitive Enterprise.

“Competitive Technology” means any system, program, hardware or software (including any network architecture, system architecture, messaging architecture, trade processing and clearing systems and architecture, database architecture and storage of market and trading data for purposes of statistical analysis, network infrastructure, market data processing and messaging types that support such market data processing, order processing or any other software or hardware): (a) only if developed for one or more financial institution(s) or designed primarily for use by, or sale or license to, one or more financial institutions, is (i) used (or will be used in the future in its current or any enhanced or modified form) in Strategy Competition to evaluate, route or execute orders or trades in any Financial Asset or (ii) used (or will be used in the future in its current or any enhanced or modified form) in Strategy Competition for the efficient processing and dissemination of market data or messaging for Financial Assets, or (b) in any case, is specifically designed or intended for use in Strategy Competition.

“Control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in all cases in such capacity, and (iii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of the Managing Member, Pubco (in the event Pubco is not the Managing Member), the Company or an Affiliate controlled thereby, in all cases in such capacity.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 8, 2013, among the Company, as Holdings, Parent LLC, as Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Credit Suisse Securities (USA) LLC, as Sole Lead Arranger and Bookrunner (or any refinancings or replacements thereof).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“DGCL” means the State of Delaware General Corporation Law, as amended from time to time.

“East” means Virtu Financial Operating LLC, a Delaware limited liability company.

“East MIP” means Virtu East MIP LLC, a Delaware limited liability company.

“Employee Equity Letters” means (i) those certain Unit Vesting, Equity Retention and Restrictive Covenant Agreements by and between Pubco, the Company and certain Non-Pubco Members party thereto, (ii) those certain Equity Retention and Restrictive Covenant Agreements by and between Pubco, the Company and certain Non-Pubco Members party thereto and (iii) those certain Unit Vesting, Equity Retention and Restrictive Covenant Agreements by and between Pubco, the Company and the members of Virtu Employee Holdco and/or East MIP, in each case dated as of the date hereof.

“Employee Holdco LLC Agreement” means, with respect to each Employee Holdco, the limited liability company agreement thereof.

“Employee Holdcos” means (i) East MIP and (ii) Virtu Employee Holdco.

“Equity Purchase Agreements” means (i) the Purchase Agreement by and between Pubco and SL Stockholder and (ii) the Purchase Agreement by and among Pubco and certain members of the Company, in each case dated as of the date hereof.

“Equity Securities” means, with respect to any Person, any (i) membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Pubco, the Company and the holders of Common Units and shares of Class C Common Stock and Class D Common Stock from time to time party thereto.

“Exchanged Shares” means any shares of Class A Common Stock or Class B Common Stock issued in exchange for Paired Interests pursuant to the Exchange Agreement.

“Financial Asset” means commodities, currencies, equities, notes, bonds, securities, evidence of indebtedness and derivatives thereof.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fiscal Year” means the Company’s fiscal year, which shall initially be the calendar year and which may be changed from time to time as determined by the Managing Member.

“Form 8-A Effective Time” has the meaning set forth in the Reorganization Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Involuntary Transfer” means any Transfer of Units by a Member resulting from (i) any seizure under levy of attachment or execution, (ii) any bankruptcy (whether voluntary or involuntary), (iii) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, (iv) any divorce or separation agreement or a final decree of a court in a divorce action or (v) death or permanent disability.

“IPO” means the initial underwritten public offering of Pubco.

“IRS” means the Internal Revenue Service of the United States.

“Jaguar Trading” means trading through the use of electronically automated means to analyze and act upon Economic Numerical Data (i.e., economic data released by government agencies, quasi-governmental agencies, or industry groups commonly tracked by investors (e.g., ADP or Gallup employment data, the Michigan Consumer Sentiment Index and National Association of Realtors home-sale data)) with the intent to enter a position within two seconds after the public (or equivalent) release of such economic numerical data, including by using models and algorithms to predict the effect on prices of such economic numerical data.  Economic Numerical Data does not include financial instrument price and volume data.  Jaguar Trading does not include trading in which each instruction to acquire or dispose of a specified quantity of a single instrument is individually manually generated and submitted for execution by a natural person (and not by any algorithmic means), even if such Order is executed within two seconds after the release of such economic numerical data (for example, and without limitation, the execution of a previously placed Stop Order triggered after the release of economic numerical data).

“Liens” means any pledge, encumbrance, security interest, purchase option, conditional sale agreement, call or similar right.

“Limited Ownership Minimum” means, with respect to the SL Members or the Viola Members, as the case may be, if the number of its Owned Shares exceeds

[              ],(1) as adjusted for any stock split, stock dividend, reverse stock split, combination, recapitalization, reclassification or similar event.

“Managing Member” means (i) Pubco so long as Pubco has not withdrawn as the Managing Member pursuant to Section 7.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on the Member Schedule and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“MIP” means the Virtu Financial LLC Management Incentive Plan, as the same may be amended from time to time.

“MTH Transaction Agreement” means the Transaction and Merger Agreement, dated as of April 17, 2011, and amended as of July 8, 2011, by and among the Company, Parent LLC, West, East and the other parties signatory thereto.

“MTH Transaction Documents” means (i) the MTH Transaction Agreement and (ii) the Ancillary Agreements and the Specified Agreements (as each such term is defined in the MTH Transaction Agreement).

“MTH Transaction Effective Date” means July 8, 2011.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of

(1)         Note to Draft: To be a number equal to at least 15% of the Class A common stock held by the Silver Lake Parties immediately prior to the IPO (calculated assuming that all of the SL Parties’ Common Stock and corresponding shares of Class C common stock are exchanged for Class A common stock).

income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)                                     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii)                                  Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii)                               In the event the Carrying Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(iv)                              Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v)                                 In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi)                              To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)                           Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Non-Pubco Member” means any Member that is not a Pubco Member.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Order” means an instruction to acquire or dispose of a specified quantity or amount of a Financial Asset.

“Owned Shares”  with respect to the SL Members or the Viola Members, as the case may be, the total number of shares of Class A Common Stock beneficially owned (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by the SL Members or the Viola Members, as the case may be (including, for the purposes of this definition, any Person that owns either Units or Pubco Common Stock and that otherwise qualifies under the definition of “SL Member” or “Viola Member”, as the case may be), in the aggregate and without duplication, as of the date of such calculation (determined on an “as-converted” basis taking into account any and all securities then convertible into, or exercisable or exchangeable for, shares of Class A Common Stock (including Common Units and shares of Class C Common Stock exchangeable pursuant to the Exchange Agreement).

“Ownership Minimum” means, with respect to the SL Members or the Viola Members, as the case may be, if the number of its Owned Shares exceeds [              ],(2) as adjusted for any stock split, stock dividend, reverse stock split, combination, recapitalization, reclassification or similar event.

“Paired Interest” has the meaning set forth in the Exchange Agreement.

“Parent LLC” means VFH Parent LLC, a Delaware limited liability company.

“Participating Unvested Common Units” means Unvested Common Units that have been reclassified from Class A-2 Profits Interests that remain subject to further time-based vesting requirements under the terms of such Class A-2 Profits Interests.

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Common Units owned of record thereby (excluding any Unvested Common Units other than Participating Unvested Common Units) and (ii) the denominator of which is the

(2)         Note to Draft: To be a number equal to at least 30% of the Class A common stock held by the Silver Lake Parties immediately prior to the IPO (calculated assuming that all of the SL Parties’ Common Stock and corresponding shares of Class C common stock are exchanged for Class A common stock).

aggregate number of Common Units issued and outstanding (excluding any Unvested Common Units other than Participating Unvested Common Units).  The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Plan Assets Regulation” means the Department of Labor regulations codified at 29 CFR Section 2510.3-101.

“Post-IPO SL Members” means (i) Silver Lake Partners III DE (AIV III), L.P., a Delaware limited partnership, (ii) Silver Lake Technology Associates III, L.P., a Delaware limited partnership and (iii) Silver Lake Technology Investors III L.P., a Delaware limited partnership.

“Prime Rate” means the rate of interest from time to time identified by JP Morgan Chase, N.A. as being its “prime” or “reference” rate.

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Pubco Common Stock” means all classes and series of common stock of Pubco, including the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

“Pubco Equity Plan” means the Virtu Financial, Inc. 2014 Equity Incentive Plan, as the same may be amended from time to time.

“Pubco Member” means (i) Pubco and (ii) any Subsidiary of Pubco (other than the Company and its Subsidiaries) that that is a Member (including, as of immediately following the Reorganization, Virtu Sub).

“Pubco Subscription Agreements” means those certain Subscription Agreements by and between Pubco and each of the Non-Pubco Members as of the date hereof, dated as of the date hereof.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among Pubco and the Non-Pubco Members party thereto (which the parties hereto acknowledge and agree replaces the form of Registration Rights Agreement attached as Exhibit A to the A&R LLC Agreement).

“Regulatory Agency” means the SEC, FINRA, the Financial Services Authority, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members.

“Relevant Date” means, with respect to any Restricted Member, (i) for as long the Termination Date has not occurred with respect to such Restricted Member, the date that such Restricted Member engages in any activity that is prohibited by Section 9.04 and (ii) if the Termination Date has occurred with respect to such Restricted Member, such Termination Date.

“Reorganization Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the Reorganization, the amount or deemed value of which is set forth on the Member Schedule.

“Reorganization Documents” means the Reorganization Agreement, this Agreement, the SL Merger Agreement, the Tax Receivable Agreements, the Exchange Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Pubco Subscription Agreement, the Employee Equity Letters, the MIP and the Equity Purchase Agreements

“Reserves” means, as of any date of determination, amounts allocated by the Managing Member, in its reasonable judgment, to reserves maintained for working capital of the Company, for contingencies of the Company, for operating expenses and debt reduction of the Company.

“Restricted Member” means the Persons identified on Schedule B.

“SEC” means the United States Securities and Exchange Commission.

“Simultaneous” means, with respect to more than one event, the occurrence of such events occurring within 500 milliseconds of each other.

“SL” means Silver Lake Partners III DE (AIV III), L.P. or any other SL Member designated in writing to the Company as such by SL.

“SL Members” means the Post-IPO SL Members and any other investment fund managed, sponsored, controlled or advised by SL’s investment manager or any of its Affiliates that owns Units.

“SL Merger Agreement” means the Merger Agreement, dated as of the date hereof, by and among SLP III EW Feeder Corp., a Delaware corporation, SL Stockholder and Virtu Sub.

“SL Stockholder” means SLP III EW Feeder I, L.P., a Delaware limited partnership.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among Pubco, the Post-IPO SL Members, SL Stockholder, Viola, TJMT Holdings and the other Persons party thereto or that may become parties thereto from time to time.

“Strategy Competition” means (i) trading activities that utilize trading strategies that constitute Algorithmic Liquidity Trading or Jaguar Trading or (ii) any other strategy in which the Company or any of its Subsidiaries engages in a material way or has concrete plans to engage in a material way as of the Relevant Date, in each case as reasonably determined by the Managing Member.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e)(i) or Section 5.03(e)(iii) or a distribution made by the Company pursuant to another provision of Section 5.03 but designated as a Tax Distribution pursuant to Section 5.03(e)(ii).

“Tax Distribution Amount” means, with respect to a Member’s Units, whichever of the following applies with respect to the applicable Tax Distribution, in each case in amount not less than zero:

(i)                                     With respect to a Tax Distribution pursuant to Section 5.03(e)(i), the excess, if any, of (A) such Member’s required annualized income installment for such estimated payment date under Section 6655(e) of the Code, assuming that (w) such Member is a corporation (which assumption, for the avoidance of doubt, shall not affect the determination of the Tax Rate), (x) Section 6655(e)(2)(C)(ii) is in effect, (y) such Member’s only income is from the Company, and (z) the Tax Rate applies, which amount shall be calculated based on the projections believed by the Managing Member in good faith to be, reasonable projections of the net taxable income to be allocated to such Units pursuant to this Agreement and without regard to any adjustments pursuant to Section 704(c) or Section 743(b) of the Code over (B) the aggregate amount of Tax Distributions designated by the Company pursuant to Section 5.03(e)(ii) with respect to such Units since the date of the previous Tax Distribution pursuant to Section 5.03(e)(i) (or if no such Tax Distribution was required to be made, the date such Tax Distribution would have been made pursuant to Section 5.03(e)(i)).

(ii)                                  With respect to the designation of an amount as a Tax Distribution pursuant to Section 5.03(e)(ii), the product of (x) the net taxable income, determined without regard to any adjustments pursuant to Section 704(c) or Section 743(b) of the Code projected, in the good faith belief of the Managing Member, to be allocated to such Units pursuant to this Agreement during the period since the date of the previous Tax Distribution (or, if more recent, the date that the previous Tax Distribution pursuant to Section 5.03(e)(i) would have been made or, in the case of the first distribution pursuant to Section 5.03(b), the date of this Agreement), and (y) the Tax Rate.

(iii)                               With respect to an entire Fiscal Year to be calculated for purposes of Section 5.03(e)(iii), the excess, if any, of (A) the product of (x) the net taxable income, determined without regard to any adjustments pursuant to Section 704(c) or Section 743(b) of the Code, allocated to such Units pursuant to this Agreement for the relevant Fiscal Year, and (y) the Tax Rate, over (B) the aggregate amount of Tax Distributions (other than Tax Distributions under Section 5.03(e)(iii) with respect to a prior Fiscal Year) with respect to such Units made with respect to such Fiscal Year.

For purposes of this Agreement, in determining the Tax Distribution Amount of a Member, the taxable income allocated to such Member’s Units shall be offset by any taxable losses (determined without regard to any adjustments pursuant to Section 704(c) or Section 743(b) of the Code) previously allocated to such Units to the extent such losses were not allocated in the same proportion as the Member’s Percentage Interests and have not previously offset taxable income in the determination of the Tax Distribution Amount.

“Tax Rate” means the highest marginal tax rates for an individual or corporation that is resident in New York City applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code, which Tax Rate shall be the same for all Members and shall not be less than 45%.

“Tax Receivable Agreements” means (i) the Tax Receivable Agreement by and among Pubco, TJMT Holdings, East MIP, Virtu Employee Holdco and the other persons listed on the signature pages thereto, (ii) the Tax Receivable Agreement by and among Pubco and the SL Members and (iii) the Tax Receivable Agreement by and between Pubco and the SL Stockholder.

“Termination Date” means, with respect to any Restricted Member, the date such Restricted Member ceases to be employed by Pubco, the Company or any of their respective Controlled Affiliates.

“TJMT Holdings” means TJMT Holdings LLC (f/k/a Virtu Holdings LLC), a Delaware limited liability company.

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under Article VIII.  The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“Units” means Common Units or any other class of limited liability interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the membership interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested Common Unit” means, on any date of determination, any Common Unit held by a Member that is not “vested” in accordance with the MIP and such Member’s (or its direct or indirect Transferor’s) applicable Employee Equity Letter.

“Unvested Member” means any Member that is a holder of Unvested Common Units in such Member’s capacity as a holder of such Unvested Common Units.

“Vested Common Unit” means, on any date of determination, any Common Unit held by a Member that is “vested” in accordance with the MIP and such Member’s (or its direct or indirect Transferor’s) applicable Employee Equity Letter.

“Viola” means Vincent Viola, an individual.

“Viola Members” means (i) Viola, (ii) TJMT Holdings, (iii) the other Members designated as “Viola Members” on the signature pages hereto and (iv) any Affiliated Transferee of a Viola Member that owns Units from time to time; provided, that under no circumstances shall East MIP or Virtu Employee Holdco be deemed a Viola Member.

“Virtu Employee Holdco” means Virtu Employee Holdco LLC, a Delaware limited liability company.

“Virtu Sub” means Virtu Financial Intermediate Holdings LLC, a Delaware limited liability company.

“West” means Virtu-MTH Holdings LLC, a Delaware limited liability company.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
645 Madison	10.03
A&R LLC Agreement	Recitals
Agreement	Preamble
Call Member	9.05(a)
Call Notice	9.05(a)
Call Paired Interests	9.05(a)
Call Price	9.05(b)
Cifu	7.07(a)
Company	Preamble
Company Parties	9.04(b)
Confidential Information	12.11(b)
Controlled Entities	10.02(e)
Dissolution Event	11.01(c)
Economic Pubco Security	4.01(a)
e-mail	12.03
Employee Holdco Action	9.09(a)
Employee Holdco Interests	9.09(a)
Employee Holdco Members	9.09(a)
Expenses	10.02(e)
GAAP	3.03(b)
Hypothetical Liquidation Value	3.01(a)
Indemnification Sources	10.02(e)
Indemnitee-Related Entities	10.02(e)(i)
Initial LLC Agreement	Recitals
Jointly Indemnifiable Claims	10.02(e)(ii)
Lease	10.03
Member Parties	12.11(a)
Member Schedule	3.01(a)
Officers	7.08(a)
PROCESS AGENT	12.05(b)
Pubco	Preamble
Regulatory Allocations	5.04(c)
Reorganization	Recitals
Reorganization Agreement	Recitals
Revaluation	5.02(c)
SL Investor	Recitals
Tax Matters Partner	6.01

Term	Section
Transferor Member	5.02(b)
Withholding Advances	5.06(b)

Section 1.02                             Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.  As used in this Agreement, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Relative Percentage Interests of the Members subject to such determination.  Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members.  Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II

THE COMPANY

Section 2.01                             Formation.  The Company was formed upon the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware on April 8, 2011, as amended on July 8, 2011.  The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the certificate of formation of the Company and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business.  The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded.  The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02                             Name.  The name of the Company shall be Virtu Financial LLC; provided that the Managing Member may change the name of the Company to such other name as the Managing Member shall determine in its sole discretion, and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to effect such change.

Section 2.03                             Term.  The Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XI.

Section 2.04                             Registered Agent and Registered Office.  The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Managing Member in accordance with the Delaware Act.

Section 2.05                             Purposes.  The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is to engage in the Business and to carry on any other lawful act or activities for which limited liability companies may be organized under the Delaware Act.

Section 2.06                             Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07                             Partnership Tax Status.  The Members intend that the Company shall be treated as a partnership for federal, state and local income tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof.

Section 2.08                             Regulation of Internal Affairs.  The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.09                             Ownership of Property.  Legal title to all Property, conveyed to, or held by the Company or its Subsidiaries shall reside in the Company or its Subsidiaries and shall be conveyed only in the name of the Company or its Subsidiaries and no Member or any other Person, individually, shall have any ownership of such Property.

Section 2.10                             Subsidiaries.  The Company shall cause the business and affairs of each of the Subsidiaries to be managed by the Managing Member in accordance with and in a manner consistent with this Agreement,

ARTICLE III

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01                             Units; Admission of Members.

(a)                                 Effective upon the Reorganization, pursuant to Section 2.1(b)(vi) of the Reorganization Agreement, (i) Pubco has been admitted to the Company as the Managing Member and (ii) the Company has hereby reclassified all Class A-1 Interests, Class A-2 Capital Interests, Class A-2 Profits Interests and Class B Interests outstanding as of immediately prior to the Form 8-A Effective Time into the number of Common Units, in the aggregate, set forth on Schedule C and each such Class A-1 Interest, Class A-2 Capital Interest, Class A-2 Profits Interest and Class B Interest has been hereby reclassified into a number of Common Units having a value equal to the amount that would have been distributed in respect thereof pursuant to Article XI of the A&R LLC Agreement had the Company been liquidated on the date of the Form 8-A Effective Time and gross proceeds from such liquidation been distributed to the Members as of immediately prior to the Form 8-A Effective Time pursuant to Article XI of the A&R LLC Agreement in an aggregate amount equal to the total equity value of all Class A-1 Interests, Class A-2 Capital Interests, Class A-2 Profits Interests and Class B Interests immediately prior to the Reorganization that is implied by the public offering price per share of Class A Common Stock in the IPO (with respect to each Class A-1 Interest, Class A-2 Capital Interest, Class A-2 Profits Interest or Class B Interest, its “Hypothetical Liquidation Value”).  In connection with such reclassification, Common Units reclassified from Class A-2 Profits Interests or Class B Interests that were subject to time-based vesting restrictions immediately prior to the Reorganization have been hereby reclassified as Unvested Common Units on terms set forth in the Employee Equity Letters and the MIP.  After giving effect to the reclassification described in clause (ii) above, each of the Persons listed on the Member Schedule delivered to the SL Members and TJMT Holdings concurrently with the execution of this Agreement (the “Member Schedule”) owns the number of Common Units set forth opposite such Member’s name on the Member Schedule.  As soon as reasonably practicable following the execution of this Agreement, the Company shall provide written notice to each Member setting forth the Hypothetical Liquidation Value attributable to the Class A-1 Interests, Class A-2 Capital Interests, Class A-2 Profits Interests and/or Class B Interests previously held thereby and the resulting number of Common Units then owned thereby.  The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement and, upon any subsequent update to the Member Schedule, the Managing Member shall promptly deliver a copy of such updated

Member Schedule to the SL Members and the Viola Members.  When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of additional or substitute Members and the resulting Percentage Interest of each Member.  Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(b)                                 The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series and having the designations, preferences and/or special rights as may be determined the Managing Member.  Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to the MIP, with respect to Persons employed by or otherwise performing services for the Company or any of its Subsidiaries, other equity compensation agreements, options or warrants.  When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and resulting dilution, which shall be borne pro rata by all Members based on their Common Units.

(c)                                  Unvested Common Units shall be subject to the terms of the MIP and any applicable Employee Equity Letters, and the Managing Member shall have sole and absolute discretion to interpret and administer the MIP and Employee Equity Letters and to adopt such amendments thereto or otherwise determine the terms and conditions of such Unvested Common Units in accordance with this Agreement and the applicable Employee Equity Letters.  Distributions shall not be made in respect of Unvested Common Units (other than Participating Unvested Common Units).  Unvested Common Units that fail to vest and are forfeited by the applicable Unvested Member shall be cancelled by the Company (and the corresponding shares of Class C Common Stock constituting the remainder of any Paired Interests in which such Unvested Common Units were included shall be cancelled by Pubco, in each case for no consideration) and shall not be entitled to any distributions pursuant to Section 5.03.

Section 3.02                             Substitute Members and Additional Members.

(a)                                 No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any class voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement.  Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the

Company as a Member.  A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred.  As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member.  In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Member Schedule) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b)                                 If a Member shall Transfer all (but not less than all) its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03                             Tax and Accounting Information.

(a)                                 Accounting Decisions and Reliance on Others.  All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Applicable Law and with accounting methods followed for federal income tax purposes.  In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b)                                 Records and Accounting Maintained.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”).  The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c)                                  Financial Reports.

(i)                                     The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of Pubco (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii)                                  In the event neither Pubco nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to the SL Members and to the Viola Members, in each case so long as it meets the Ownership Minimum:

(A)                               not later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B)                               not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter.

(d)                                 Tax Returns.

(i)                                     The Company shall timely cause to be prepared by an accounting firm selected by the Managing Member all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed.  Upon request of any Member, the Company shall furnish to such Member a copy of each such tax return;

(ii)                                  The Company shall furnish to each Member (a) as soon as reasonably practical after the end of each Fiscal Year and in any event by April 30, all information concerning the Company and its Subsidiaries required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided that estimates of such information believed by the Managing Member in good faith to be reasonable shall be provided by March 10, (b) as soon as reasonably possible after the close of the relevant fiscal period, but in no event later than ten days prior to the date an estimated tax payment is due, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) as soon as reasonably possible after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes; and

(iii)                               So long as it meets the Ownership Minimum, the SL Members and the Viola Members shall be entitled to review and comment on any tax returns or reports to be prepared pursuant to this Section 3.03(d) at least 60 days prior to the due date for the applicable tax return or report (including extensions).  The SL Members and the Viola Members shall notify the Company no later than 30 days after receipt of a tax return or report of any changes recommended thereby to such return or report.  The Company shall consider in good faith all reasonable comments of the SL Members and the Viola Members to such tax returns or reports.  If the Company does not accept any such comment, the Company shall notify the SL Members or the Viola Members, as applicable, of that fact.  If within five (5) days of such notification, the SL

Members or the Viola Members, as the case may be, request in writing a review of a rejected comment, the Company shall cause its regular tax advisors to review the comment and consult with the SL Members or the Viola Members, as the case may be.  The determination of the tax advisors following such review and consultation shall definitively determine the position taken on the Company’s tax return or report.  For the avoidance of doubt, SL shall have the same rights with respect to reviewing and commenting on any tax returns or reports prepared pursuant to Section 3.03(d) of the A&R LLC Agreement for taxable periods prior to the date hereof, notwithstanding whether SL is a then-current Member.

(e)                                  Inconsistent Positions.  No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.

Section 3.04                             Books and Records.  The Company shall keep full and accurate books of account and other records of the Company at its principal place of business.  No Member (other than the Managing Member and, in each case so long as it meets the Ownership Minimum, the SL Members and the Viola Members) shall have any right to inspect the books and records of Pubco, the Company or any of its Subsidiaries; provided that, in the case of the SL Members and the Viola Members, (i) such inspection shall be at reasonable times and upon reasonable prior notice to the Company, but not more frequently than once per calendar quarter and (ii) neither Pubco, the Company nor any of its Subsidiaries shall be required to disclose (x) any source code or detailed trading algorithms or any similar information the Managing Member determines to be competitively sensitive or (y) any privileged information of Pubco, the Company or any of its Subsidiaries so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the SL Members or the Viola Members, as the case may be, without the loss of any such privilege.

ARTICLE IV

PUBCO OWNERSHIP; RESTRICTIONS ON PUBCO STOCK

Section 4.01                             Pubco Ownership.

(a)                                 If at any time Pubco issues a share of Class A Common Stock or Class B Common Stock or any other Equity Security of Pubco entitled to any economic rights (including in the IPO) (an “Economic Pubco Security”) with regard thereto (other than Class C Common Stock, Class D Common Stock or other Equity Security of Pubco not entitled to any economic rights with respect thereto), (i) the Company shall issue to Pubco one Common Unit (if Pubco issues a share of Class A

Common Stock or Class B Common Stock) or such other Equity Security of the Company (if Pubco issues an Economic Pubco Security other than Class A Common Stock or Class B Common Stock) corresponding to the Economic Pubco Security, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic Pubco Security and (ii) the net proceeds received by Pubco with respect to the corresponding Economic Pubco Security, if any, shall be concurrently contributed to the Company; provided, however, that if Pubco issues any Economic Pubco Securities, some or all of the net proceeds of which are to be used to fund expenses or other obligations of Pubco for which Pubco would be permitted a distribution pursuant to Section 5.03(c), then Pubco shall not be required to transfer such net proceeds to the Company which are used or will be used to fund such expenses or obligations, and provided, further, that if Pubco issues any shares of Class A Common Stock or Class B Common Stock in order to purchase or fund the purchase from a Non-Pubco Member of a number of Common Units (and shares of Class C Common Stock and/or Class D Common Stock, as applicable) or to purchase or fund the purchase of shares of Class A Common Stock or Class B Common Stock, in each case equal to the number of shares of Class A Common Stock or Class B Common Stock issued, then the Company shall not issue any new Common Units in connection therewith and Pubco shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such Non-Pubco Member as consideration for such purchase).

(b)                                 Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of Pubco Common Stock of rights to purchase Equity Securities of Pubco under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Paired Interests for Class A Common Stock or Class B Common Stock, as the case may be, pursuant to the Exchange Agreement, such Class A Common Stock or Class B Common Stock, as the case may be, will be issued together with a corresponding right) or (ii) to the issuance under the Pubco Equity Plan or Pubco’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of Pubco or rights or property that may be converted into or settled in Equity Securities of Pubco, but shall in each of the foregoing cases apply to the issuance of Equity Securities of Pubco in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

Section 4.02                             Restrictions on Pubco Common Stock.

(a)                                 Except as otherwise determined by the Managing Member in accordance with Section 4.02(d), (i) the Company may not issue any additional Common Units to Pubco or any of its Subsidiaries unless substantially simultaneously therewith Pubco or such Subsidiary issues or sells an equal number of shares of Class A Common Stock or Class B Common Stock to another Person and (ii) the Company may not issue any other Equity Securities of the Company to Pubco or any of its Subsidiaries unless substantially simultaneously, Pubco or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of Pubco or such Subsidiary with substantially the same rights to dividends and distributions

(including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(b)                                 Except as otherwise determined by the Managing Member in accordance with Section 4.02(d), (i) Pubco or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock or Class B Common Stock (including upon forfeiture of any Unvested Common Units or the acquisition of any such shares deposited in escrow) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from Pubco an equal number of Units for the same price per security (or, if Pubco uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock or Class B Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of Units for no consideration) and (ii) Pubco or any of its Subsidiaries may not redeem or repurchase any other Equity Securities of Pubco unless substantially simultaneously, the Company redeems or repurchases from Pubco an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of Pubco for the same price per security (or, if Pubco uses funds received from distributions from the Company or the net proceeds from an issuance of Equity Securities other than Class A Common Stock or Class B Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of its corresponding Equity Securities for no consideration).  Except as otherwise determined by the Managing Member in accordance with Section 4.02(d): (x) the Company may not redeem, repurchase or otherwise acquire Common Units from Pubco or any of its Subsidiaries unless substantially simultaneously Pubco or such Subsidiary redeems, repurchases or otherwise acquires an equal number of Class A Common Stock or Class B Common Stock for the same price per security from holders thereof (except that if the Company cancels Common Units for no consideration as described in Section 4.02(b)(i), then the price per security need not be the same) and (y) the Company may not redeem, repurchase or otherwise acquire any other Equity Securities of the Company from Pubco or any of its Subsidiaries unless substantially simultaneously Pubco or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of Pubco of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco (except that if the Company cancels Equity Securities for no consideration as described in Section 4.02(b)(ii), then the price per security need not be the same).  Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to Pubco in connection with the redemption or repurchase of any shares or other Equity Securities of Pubco or any of its Subsidiaries consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner (except if the Company cancels Common Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c)                                  The Company shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Pubco Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities.  Pubco shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Pubco Common Stock unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(d)                                 Notwithstanding anything to the contrary in this Article IV:

(i)                                     if at any time the Managing Member shall determine that the Credit Agreement or any other debt instrument of Pubco, the Company or its Subsidiaries shall not permit Pubco or the Company to comply with the provisions of Section 4.02(a) or Section 4.02(b) in connection with the issuance, redemption or repurchase of any shares of Class A Common Stock or Class B Common Stock or other Equity Securities of Pubco or any of its Subsidiaries or any Units or other Equity Securities of the Company, then the Managing Member may in good faith implement an economically equivalent alternative arrangement without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument other than the Credit Agreement, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of the Viola Members and the SL Members, in each case so long as it meets the Limited Ownership Minimum; and

(ii)                                  if (x) Pubco incurs any indebtedness and desires to transfer the proceeds of such indebtedness to the Company and (y) Pubco is unable to lend the proceeds of such indebtedness to the Company on an equivalent basis because of restrictions in the Credit Agreement or any other debt instrument of Pubco, the Company or its Subsidiaries, then notwithstanding Section 4.02(a) or Section 4.02(b), the Managing Member may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Company using non-participating preferred Equity Securities of the Company without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument other than the Credit Agreement, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of the Viola Members and the SL Members, in each case so long as it meets the Limited Ownership Minimum.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
DISTRIBUTIONS; ALLOCATIONS

Section 5.01                             Capital Contributions.

(a)                                 From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in Section 18.02(c)(iii) of the MTH Transaction Agreement or Section 4.01(a).

(b)                                 RESERVED.

(c)                                  Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

Section 5.02                             Capital Accounts.

(a)                                 Maintenance of Capital Accounts.  The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i)                                     Each Member listed on the Member Schedule shall be credited with the Reorganization Date Capital Account Balance set forth on the Member Schedule.  The Member Schedule shall be amended by the Managing Member after the closing of the IPO and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.

(ii)                                  To each Member’s Capital Account there shall be credited:  (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii)                               To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv)                              In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event that the Managing Member shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Managing Member may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XI upon the dissolution of the Company.  The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b)                                 Succession to Capital Accounts.  In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c)                                  Adjustments of Capital Accounts.  The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times:  (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) (other than a liquidation pursuant to Section 708(b)(1)(B) of the Code); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members.

(d)                                 No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein.  A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member.  Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e)                                  Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.

Section 5.03                             Amounts and Priority of Distributions.

(a)                                 Distributions Generally.  Except as otherwise provided in Section 11.02, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b)                                 Distributions to the Members.  Subject to Sections 5.03(e), and 5.03(f), at such times and in such amounts as the Managing Member, in its sole discretion, shall determine, distributions shall be made to the Members to the Members in proportion to their respective Percentage Interests.

(c)                                  Pubco Distributions.  Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that (i) cash be paid to Pubco (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by Pubco to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Common Stock or Class B Common Stock in accordance with Section 4.02(b), and (ii) to the extent that the Managing Member determines that expenses or other obligations of Pubco are related to its role as the Managing Member or the business and affairs of Pubco that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to Pubco (which distributions shall be made without pro rata distributions to the other Members) in amounts required for Pubco to pay (w) operating, administrative and other similar costs incurred by Pubco, including payments in respect of Indebtedness and preferred stock, to the extent the proceeds are used or will be used by Pubco to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent Indebtedness or Equity Securities of the Company were not issued to Pubco), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreements and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of Pubco), (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Pubco, (y) fees and expenses related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of Pubco and (z) other fees and expenses in connection with the maintenance of the existence of Pubco

(including any costs or expenses associated with being a public company listed on a national securities exchange).  For the avoidance of doubt, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the Pubco Common Stock and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d)                                 Distributions in Kind.  Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their fair market value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b), with all Members participating in proportion to their respective Percentage Interests.  If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.  For the purposes of this Section 5.03(d), if any such distribution in kind includes securities, distributions to the Members shall be deemed proportionate notwithstanding that the holders of Common Units that are included in Paired Interests with shares of Class D Common Stock receive securities that have no more than ten times the voting power of securities distributed to the holder of Common Units that are included in Paired Interests with shares of Class C Common Stock, so long as such securities issued to the holders of Common Units that are included in Paired Interests with shares of Class D Common stock remain subject to automatic conversion on terms no more favorable to such holders than those set forth in Section 6.2 of the certificate of incorporation of Pubco.

(e)                                  Tax Distributions.

(i)                                     Notwithstanding any other provision of this Section 5.03 to the contrary, to the extent permitted by Applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Managing Member, the Company shall make cash distributions by wire transfer of immediately available funds pursuant to this Section 5.03(e)(i) to each Member with respect to its Units at least two (2) Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due, in an amount equal to such Member’s Tax Distribution Amount, if any; provided that the Managing Member shall have no liability to any Member in connection with any underpayment of estimated taxes, so long as cash distributions are made in accordance with this Section 5.03(e)(i) and the Tax Distribution Amounts are determined as provided in paragraph (i) of the definition of Tax Distribution Amount.

(ii)                                  On any date that the Company makes a distribution to the Members with respect to their Units under a provision of Section 5.03 other than this Section 5.03(e), if the Tax Distribution Amount is greater than zero, the Company shall designate all or a portion of such distribution as a Tax Distribution with respect to a Member’s Units to the extent of the Tax Distribution Amount with respect to such Member’s Units as of such date (but not to exceed the amount of such distribution).  For the avoidance of doubt, such designation shall be performed with respect to all Members with respect to which there is a Tax Distribution Amount as of such date.

(iii)                               Notwithstanding any other provision of this Section 5.03 to the contrary, if the Tax Distribution Amount for such Fiscal Year is greater than zero, to the extent permitted by Applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Managing Member, the Company shall make additional distributions under this Section 5.03(e)(iii) to the extent of such Tax Distribution Amount for such Fiscal Year as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year).

(iv)                              Under no circumstances shall Tax Distributions reduce the amount otherwise distributable to any Member pursuant to this Section 5.03 (other than this Section 5.03(e)) after taking into account the effect of Tax Distributions on the amount of cash or other assets available for distribution by the Company.

(f)                                   Pre-IPO Profits Distribution.  Notwithstanding Section 5.03(b), after the Reorganization, before any other distributions are distributed to the Members by the Company or any of its Subsidiaries, the Company shall, or shall cause its Subsidiaries to, distribute to the Class A Members (as such term was defined in the A&R LLC Agreement) as of immediately prior to the Reorganization, in proportion to their respective Available Cash Flow Percentages (as such term was defined in the A&R LLC Agreement) as of immediately prior to the Reorganization, an aggregate amount of cash determined by the Managing Member up to an amount equal to (i) the Available Cash Flow attributable to the portion of the fiscal period beginning on January 1, 2014 and ended on the date hereof minus (ii) the amount of Available Cash Flow, if any, attributable to such period and distributed to such Class A Members prior to the date hereof.

(g)                                  Reserved.

(h)                                 Reserved.

(i)                                     Assignment.  SL and its Affiliated Transferees shall have the right to assign to any Transferee of Common Units, pursuant to a Transfer made in compliance with this Agreement, the right to receive any portion of the amounts distributable or otherwise payable to SL pursuant to Section 5.03(b).

Section 5.04                             Allocations.

(a)                                 Net Income and Net Loss.  Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)                                 Special Allocations.  The following special allocations shall be made in the following order:

(i)                                     Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  Member Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)                               Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the

Member as promptly as possible; provided that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv)                              Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Managing Member consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v)                                 Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi)                              Section 754 Adjustments.  (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss.  (B) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c)                                  Curative Allocations.  The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.04(c).  Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d)                                 Loss Limitation.  Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).  Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05                             Other Allocation Rules.

(a)                                 Interim Allocations Due to Percentage Adjustment.  If a Percentage Interest is the subject of a Transfer or the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with an interim closing of the books, and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question.  Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder.  As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the transferred Units.

(b)                                 Tax Allocations: Code Section 704(c).  In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional allocation method under Treasury Regulation 1.704-3(b).  Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

Section 5.06                             Tax Withholding; Withholding Advances.

(a)                                 Tax Withholding.

(i)                                     If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member:  (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other law; (B) any certificate that the Company may reasonably request with respect to any such laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such law.  In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii)                                  After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member.  In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b)                                 Withholding Advances.  To the extent the Company is required by Applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Company may withhold such amounts and make such tax payments as so required.

(c)                                  Repayment of Withholding Advances.  All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Managing Member and the affected Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.  Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d)                                 Withholding Advances — Reimbursement of Liabilities.  Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01                             Tax Matters Partner.  The “Tax Matters Partner” (as such term is defined in Section 6231(a)(7) of the Code) of the Company shall be selected by the Managing Member with the initial Tax Matters Partner being Pubco.  The Tax Matters Partner shall use its reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including the Treasury Regulations promulgated thereunder) and shall have any powers necessary to perform fully in such capacity.  The Tax Matters Partner is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and shall keep the Members promptly informed of any such administrative and judicial proceedings; provided that the SL Members shall be entitled to participate with the Tax Matters Partner in any tax matters that would reasonably be expected to have a materially disproportionate adverse effect on the SL Members (or any beneficial owners of the SL Members) as compared to the Viola Members (or any beneficial owners of the Viola Members).  The Tax Matters Partner shall be entitled to be reimbursed by the Company for all reasonable third-party costs and expenses incurred by it in connection with any administrative or judicial proceeding affecting tax matters of the Company and the Members in their capacity as such.  The Tax Matters Partner shall not bind any Member to any settlement agreement or closing agreement without such Member’s prior written consent.  Any Member who enters into a settlement agreement with any tax authority with respect to any Company item shall notify the Tax Matters Partner of such settlement agreement and its terms within thirty (30) days after the date of settlement.  This provision shall survive any termination of this Agreement.

Section 6.02                             Section 754 Election.  The Company has previously made a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year ended December 31, 2011, and the Managing Member shall not take any action to revoke such election.

Section 6.03                             RESERVED.

Section 6.04                             RESERVED.

Section 6.05                             Debt Allocation.  Indebtedness of the Company treated as “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)(3)) shall be allocated among the Members based on their Percentage Interests.

ARTICLE VII
MANAGEMENT OF THE COMPANY

Section 7.01                             Management by the Managing Member.  Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of applying the Delaware Act.  Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled by the Managing Member in accordance with the terms of this Agreement and no other Members shall have management authority or rights over the Company or its Subsidiaries.  The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right).  Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries.  The Managing Member may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary.

Section 7.02                             Withdrawal of the Managing Member.  Pubco may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of Pubco, (ii) any Person of which Pubco is a wholly-owned Subsidiary, (iii) any Person into which Pubco is merged or consolidated or (iv) any transferee of all or substantially all of the assets of Pubco, which withdrawal and replacement shall be effective upon the delivery of such notice.  No appointment of a Person other than Pubco (or its successor, as applicable) as Managing Member shall be effective unless Pubco (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement and the Exchange Agreement.

Section 7.03                             Decisions by the Members.

(a)                                 Other than the Managing Member, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such individual or firm with respect to the Company as an employee, independent contractor or consultant shall be governed by the terms of such engagement with the Company.

(b)                                 Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company.  Except as otherwise provided herein, any proposed matter or action subject to the vote, approval or consent of the Members or any class of Members shall require the approval of (i) a majority in interest of the Members or such class of Members, as the case may be (by (x) resolution at a duly convened meeting of the Members or such class of Members, as the case may be, or (y) written consent of the Members or such class of Members, as the case may be) and (ii) except with respect to any approval or other rights expressly granted to the Viola Members or the SL Members, the Managing Member.  Except as expressly provided herein, all Members shall vote together as a single class on any matter subject to the vote, approval or consent of the Members (but not, for the avoidance of doubt, any vote, approval or consent of any class of Members).  In the case of any such approval, a majority in interest of the Members or any class of Members, as the case may be, may call a meeting of the Members or such class of Members at such time and place or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon.  Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Members or such class of Members, as the case may be.  Unless waived by any such Member in writing, notice of any such meeting shall be given to each Member or Member of such class, as the case may be, at least four (4) days prior thereto.  Attendance or participation of a Member at a meeting shall constitute a waiver of notice of such meeting, except when such Member attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.  Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by Members sufficient to approve such action pursuant to this Section 7.03(b).  A copy of any such consent in writing will be provided to the Members promptly thereafter.

Section 7.04                             RESERVED.

Section 7.05                             RESERVED.

Section 7.06                             RESERVED.

Section 7.07                             Fiduciary Duties.

(a)                                 (i) The Managing Member shall, in its capacity as Managing Member, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); (ii) any member of the Board of Directors of Pubco that is an officer of Pubco or the Company (including Viola) shall, in its capacity as director, and not in any other capacity, have the same fiduciary duties to Pubco as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (iii) each Officer and each officer of Pubco (including Viola) shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members (in the case of any Officer) or Pubco (in the case of any officer of Pubco) as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL).  Notwithstanding the immediately preceding sentence, to the extent he is an Officer or a director or officer of Pubco, Viola shall not have any duty or obligation to present any opportunity to the Company if he reasonably believes the opportunity is not appropriate for the Company to pursue.  For the avoidance of doubt, the fiduciary duties described in clause (i) above shall not be limited by the fact that the Managing Member shall be permitted to take certain actions in its sole or reasonable discretion pursuant to the terms of this Agreement or any agreement entered into in connection herewith.  For the avoidance of doubt, but without limiting any of their obligations under Section 9.04 or any other written agreement with Pubco, the Company or any other respective Subsidiaries, to the extent Viola or Douglas A. Cifu (“Cifu”) is an Officer or a director or officer of Pubco, this Section 7.07(a) shall not preclude Viola or Cifu from continuing to be engaged in, or provide services to, the businesses and activities disclosed by Viola to SL in writing prior to the date hereof in reference to this Section 7.07(a), and shall not preclude Cifu from being permitted to become engaged in, or provide services to, any other business or activity, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in which Viola is permitted to become engaged in, to the extent that Cifu’s level of participation in such businesses or activities are consistent with his participation in such businesses and activities disclosed to the SL in writing prior to the date hereof.  Each of the SL Members and the Viola Members shall have the exclusive right to enforce the rights and duties, or to waive such rights and duties, set forth in this Section 7.07(a), in each case so long as it meets the Limited Ownership Minimum.

(b)                                 The parties acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe fiduciary duties to the stockholders of the Managing Member.  The Managing Member will use all commercially reasonable and appropriate efforts and means, as determined in good faith by the Managing Member, to minimize any conflict of interest between the Members, on the one hand, and the stockholders of the Managing Member, on the other hand, and to effectuate any transaction that involves or affects any of the Company, the Managing Member, the Members and/or the stockholders of the Managing Member in a manner that does not (i) disadvantage the Members or their interests relative to the stockholders of the Managing Member or (ii) advantage the stockholders of the Managing Member relative to the Members or (iii) treats the Members and the stockholders of the Managing Member differently; provided that in the event of a conflict between the interests of the stockholders of the Managing Member and the interests of the Members other than the Managing Member, such other Members agree that the Managing Member shall discharge its fiduciary duties to such other Members by acting in the best interests of the Managing Member’s stockholders.  Each of the SL Members and the Viola Members shall have the exclusive right to enforce the rights and duties, or to waive such rights and duties, set forth in this Section 7.07(b), in each case so long as it meets the Limited Ownership Minimum.

(c)                                  Without prior written consent of the SL Members and the Viola Members (in each case so long as it owns any Owned Shares), the Managing Member will not engage in any business activity other than the direct or indirect management and ownership of the Company and its Subsidiaries, or own any assets (other than on a temporary basis) other than securities of the Company and its Subsidiaries (whether directly or indirectly held) and/or any cash or other property or assets distributed by or otherwise received from the Company in accordance with this Agreement, provided that the Managing Member may take any action (including incurring its own Indebtedness) or own any asset if it determines in good faith that such actions or ownership are in the best interest of the Company.

Section 7.08                             Officers.

(a)                                 Appointment of Officers.  The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary and appropriate.  No Officer need be a Member.  An individual may be appointed to more than one office.

(b)                                 Authority of Officers.  The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c)                                  Removal, Resignation and Filling of Vacancy of Officers.  The Managing Member may remove any Officer, for any reason or for no reason, at any time.  Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement.  A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.01                             Restrictions on Transfers.

(a)                                 Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(e), any underwriter lock-up agreement applicable to such Member, any Employee Equity Letter and/or any other agreement between such Member and the Company, Pubco or any of their controlled Affiliates, without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto.  Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.  Notwithstanding anything to the contrary in this Article VIII, (i) the Exchange Agreement shall govern the exchange of Paired Interests for shares of Class A Common Stock or Class B Common Stock, and an exchange pursuant to and in accordance with the Exchange Agreement shall not be considered a “Transfer” for purposes of this Agreement, (ii) the certificate of incorporation of Pubco shall govern the conversion of Class B Common Stock to Class A Common Stock and the conversion of Class D Common Stock to Class C Common Stock, and a conversion pursuant to and in accordance with the certificate of incorporation of Pubco shall not be considered a “Transfer” for purposes of this Agreement, (iii) a Transfer of Registrable Securities (as such term is defined in the Registration Rights Agreement) in accordance with the Registration Rights Agreement shall not be considered a “Transfer” for the purposes of the Agreement and (iv) any other Transfer of shares of Class A Common Stock or Class B Common Stock shall not be considered a “Transfer” for purposes of this Agreement.

(b)                                 Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i)                                     the Transferor shall have provided to the Company prior notice of such Transfer;

(ii)                                  the Transfer shall comply with all Applicable Laws; and

(iii)                               with respect to any Transfer of any Common Unit that constitutes a portion of a Paired Interest, concurrently with such Transfer, such Transferor shall also Transfer to such Transferee the number of shares of Class C Common Stock or Class D Common Stock, as the case may be, constituting the remainder of such Paired Interest (which, as of the date hereof, would be one share of Class C Common Stock or Class D Common Stock, as the case may be).

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Managing Member, would cause the Company to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder.

(d)                                 Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

(e)                                  For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, (i) any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any Employee Equity Letter to which such Member is a party and (ii) any Transfer of Employee Holdco Interests (as defined below) shall be subject to the restrictions on Transfer applicable thereto pursuant to the applicable Employee Holdco LLC Agreement.

Section 8.02                             Certain Permitted Transfers.  The following Transfers shall be permitted:

(a)                                 Any Transfer by any Member of its Units pursuant to a Pubco Offer (as such term is defined in the Exchange Agreement) or Disposition Event (as such term is defined in the certificate of incorporation of Pubco);

(b)                                 At any time, any Transfer by any SL Member of Units to any Transferee; provided that such Transfer, alone or together with other Transfers by any SL Member and any Transferee thereof, would not result in all SL Members and their Transferees, in the aggregate, representing at any time more than four (4) partners for the purposes of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the application of the anti-avoidance rule of Treasury Regulation Section 1.7704-1(h)(3), excluding Pubco from the four (4) partners for purposes of this Section 8.02(b);

(c)                                  At any time, any Transfer by any Member (other than any SL Member) of Units to any Transferee (i) previously approved in writing by the Company prior to the Reorganization or (ii) approved in writing by the Managing Member (not to be unreasonably withheld), it being understood that it shall be reasonable for the Managing Member to withhold such consent if the Managing Member reasonably determines that such Transfer would materially increase the risk that the Company would be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder; or

(d)                                 Any Transfer of Units to any Employee Holdco Member in connection with (x) the exercise of any repurchase right in respect of such Units by such Employee Holdco pursuant to the terms of the applicable Employee Holdco LLC Agreement, (y) the exercise of any right of such Employee Holdco Member to be distributed such Units pursuant to the terms of the applicable Employee Holdco LLC Agreement or (z) the liquidation, dissolution and/or winding up of such Employee Holdco.

Section 8.03                             RESERVED.

Section 8.04                             RESERVED.

Section 8.05                             RESERVED.

Section 8.06                             Registration of Transfers.  When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

ARTICLE IX

CERTAIN OTHER AGREEMENTS

Section 9.01                             RESERVED.

Section 9.02                             RESERVED.

Section 9.03                             RESERVED.

Section 9.04                             Non-Compete; Non-Solicitation.  Each Restricted Member agrees for the benefit of the Company and each SL Member and Viola Member that:

(a)                                 No Restricted Member shall directly or indirectly engage in any Competitive Activity from and after the date hereof until the third (3rd) anniversary following such Restricted Member’s Termination Date.

(b)                                 Except as disclosed to SL in writing prior to the date hereof, Restricted Members shall not directly or indirectly solicit, or assist any other Person to solicit, as an employee or consultant any employee, former employee or Restricted Member of the Company or any of its Subsidiaries (the “Company Parties”) until the third (3rd) anniversary following such Restricted Member’s Termination Date.

(c)                                  Except as disclosed to SL in writing prior to the date hereof, the Restricted Members shall not, and shall cause their respective controlled Affiliates not to, hire, or assist any other Person to hire, as an employee or consultant any employee, former employee, Member or retired Member of the Company Parties until the third (3rd) anniversary following such Restricted Member’s Termination Date.

(d)                                 No Member shall take, and each Member shall take reasonable steps to cause its Affiliates not to take, any action or make any public statement, whether or not in writing, that disparages or denigrates the Company Parties or their respective directors, officers, employees, members, representatives and agents.

(e)                                  Without prejudice to the other restrictions contained in this Section 9.04, so long as the SL Members meet the Limited Ownership Minimum, Viola and each of the Viola Members will not, and will cause their Affiliates (other than the Company and its Subsidiaries) not to, directly or indirectly, enter into any transaction with, employ or otherwise provide any compensation or other benefit to (i) any Person who at such time is, or at any time within three (3) years of such time was, an employee, Officer or consultant of the Company or its Subsidiaries or (ii) any controlled Affiliate of any Person described in clause (i) (other than cash compensation payable to the individuals disclosed to the SL Investor in writing prior to the date hereof in reference to this Section 9.04(e)).

(f)                                   RESERVED.

(g)                                  Each Restricted Member agrees that (i) the agreements and covenants contained in this Section 9.04 are reasonable in scope and duration, an integral part of the transactions contemplated by this Agreement and by the MTH Transaction Documents and the Reorganization Documents, and necessary to protect and preserve the Members’ and Company Parties’ legitimate business interests and to prevent any unfair advantage conferred on such Restricted Member taking into account and in specific consideration of the undertakings and obligations of the parties under the Agreement , the MTH Transaction Documents and the Reorganization Documents, (ii) but for each Restricted Member’s agreement to be bound by the agreements and covenants contained under this Section 9.04, the SL Members, the Viola Members and the Company Parties would not have entered into or consummated those transactions contemplated the Agreement, the MTH Transaction Documents and the Reorganization Documents and (iii) that irreparable harm would result to the SL Members, the Viola Members and the Company Parties as a result of a violation or breach (or potential violation or breach) by such Restricted Member (or his Affiliates) of this Section 9.04.  In addition, each Restricted Member agrees that each of the following parties shall have the right to specifically enforce the provisions of this Section 9.04 in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which such parties are entitled at law or in equity:

(x)         the Managing Member against any Restricted Member;

(y)         the SL Members against (1) any Restricted Member (other than a Viola Member and/or Cifu) so long as it meets the Ownership Minimum and (2) any Viola Member and/or Cifu so long as it meets the Limited Ownership Minimum; and

(z)          the Viola Members against (1) any Restricted Member (other than a Viola Member and/or Cifu) so long as it meets the Ownership Minimum and (2) Cifu so long as it meets the Limited Ownership Minimum.

If a final judgment of a court of competent jurisdiction or other Governmental Authority determines that any term, provision, covenant or restriction contained in this Section 9.04 is invalid or unenforceable, then the parties hereto agree that the court of competent jurisdiction or other Governmental Authority will have the power to modify this Section 9.04 (including by reducing the scope, duration or geographic area of the term or provision, deleting specific words or phrases or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision) so as to effect the original intention of the invalid or unenforceable term or provision.  To the fullest extent permitted by law, in the event that any proceeding is brought under or in connection with this Section 9.04, the prevailing party in such proceeding (whether at final or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding.  The term “prevailing party” as used herein means the party in whose favor the final judgment or award is entered in any such proceeding.

Section 9.05                             Company Call Right.

(a)                                 In connection with any Involuntary Transfer by any Non-Pubco Member (other than any SL Member or any Viola Member), the Company or the Managing Member may, in the Managing Member’s sole discretion, elect to purchase from such Member and/or such Transferee(s) in such Involuntary Transfer (each, a “Call Member”) any or all of Units so Transferred, together with any shares of Pubco Common Stock constituting the remainder of any Paired Interests in which such Units were included (“Call Paired Interests”), at any time by delivery of a written notice (a “Call Notice”) to such Call Member.  The Call Notice shall set forth the Call Price and the proposed closing date of such purchase of such Call Paired Interests; provided that such closing date shall occur within ninety (90) days following the date of such Call Notice.  At the closing of any such sale, in exchange for the payment by the Company or the Managing Member to such Call Members of the Call Price in cash, (i) each Call Member shall deliver its Call Paired Interests, duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the Company or the Managing Member, as applicable, duly executed by such Call Member and accompanied by all requisite transfer taxes, if any, (ii) such Call Paired Interests shall be free and clear of any Liens and (iii) each Call Member shall so represent and warrant and further represent and warrant that it is the sole beneficial and record owner of such Call Paired Interests.  Following such closing, any such Call Member shall no longer be entitled to any rights in respect of its Call Paired Interests, including any distributions of the Company or Pubco thereupon (other than the payment of the Call Price at such closing), and, to the extent any such Call Member does not hold any Units thereafter, shall thereupon cease to be a Member of the Company and, to the extent any such Call Member does not hold any shares of Pubco Common Stock thereafter, shall thereupon cease to be a stockholder of Pubco.

(b)                                 For the purposes of this Section 9.05, “Call Price” means an amount equal to the fair market value of such Call Paired Interests (as reasonably determined by the Managing Member based on the market price of the Class A Common Stock into which such Call Paired Interests are exchangeable).

Section 9.06                             RESERVED.

Section 9.07                             RESERVED.

Section 9.08                             RESERVED.

Section 9.09                             Employee Holdcos.

(a)                                 The Employee Holdcos have been established as special purpose investment vehicles through which the members thereof (the “Employee Holdco Members”) indirectly hold interests in the Company through the ownership of membership interests in such Employee Holdco (“Employee Holdco Interests”).  In applying the provisions of this Agreement (including Article V, Article VI, Article VII, Article VIII and Article IX), and in order to determine equitably the rights and obligations of each Employee Holdco and the Employee Holdco Members, the Managing Member, the Company and/or each Employee Holdco may treat (a) the Units held by each Employee Holdco as if they were directly held by the Employee Holdco Members having an indirect economic interest therein and (b) any Employee Holdco Member as if it were a Member with a corresponding interest in a proportionate portion of the Units owned by such Employee Holdco.  Accordingly, upon (i) any issuance of additional Units to an Employee Holdco for the benefit of any Employee Holdco Member (or the occurrence of any event that causes the repurchase or forfeiture of any Units), (ii) the Transfer of Units by an Employee Holdco or (iii) any merger, consolidation, sale of all or substantially all of the assets of the Company, issuance of debt or other similar capital transaction of the Company (each, an “Employee Holdco Action”), the Managing Member, the Company and/or such Employee Holdco may take any action or make any adjustment with respect to the Employee Holdco Interests to replicate, as closely as possible, such Employee Holdco Action (including the effects thereof), and the Members shall take all actions reasonably requested by the Managing Member in connection with any Employee Holdco Action and this Section 9.09.

(b)                                 Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that cash be paid to an Employee Holdco (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of such Employee Holdco’s Units to the extent that such cash payment is used by such Employee Holdco to redeem, repurchase or otherwise acquire from an Employee Holdco Member the Employee Holdco Interests representing a corresponding indirect interest in the Units so redeemed, repurchased or otherwise acquired by the Company; provided, that the amount of cash so paid does not exceed the fair market value thereof (as determined by the Managing Member based on the market price of the Class A Common Stock into which such Units are exchangeable.

ARTICLE X

LIMITATION ON LIABILITY, EXCULPATION
AND INDEMNIFICATION

Section 10.01                      Limitation on Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 10.02                      Exculpation and Indemnification.

(a)                                 Subject to the duties of the Managing Member and Officers set forth in Section 7.07, neither the Managing Member nor any other Covered Person described in clause (iii) or (iv) of the definition thereof shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company.  There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b)                                 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c)                                  The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company, (ii) results from its contractual obligations under any MTH Transaction Document or any Reorganization Document to be performed in a capacity other than as a Covered Person or from the breach by such Covered Person of Section 9.04 or (iii) results from the breach by any Member (in such capacity) of its contractual obligations under this Agreement.  If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any MTH Transaction Document or Reorganization Document), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or (y) as a result of any breach by such Covered Person of Section 9.04, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation.  If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations.  There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(d)                                 The obligations of the Company under Section 10.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(e)                                  Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Delaware Act, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity

((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities.  Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources.  In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.  The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 10.02(e), entitled to enforce this Section 10.02(e) as though each such Indemnitee-Related Entity were a party to this Agreement.  The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 10.02(e) as though each such Controlled Entity was the “Company” under this Agreement.  For purposes of this Section 10.02(e), the following terms shall have the following meanings:

(i)                                     The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(ii)                                  The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

Section 10.03                      Indemnification of Certain Matters.  At and after the MTH Transaction Effective Date, the Company has, and has caused its Subsidiaries to, and shall continue, and cause its Subsidiaries to continue, jointly and severally, to indemnify Viola and his Affiliates for any liabilities or obligations of Viola and such Affiliates in respect of (i) that certain Guaranty by Viola on behalf of Virtu Financial BD LLC in favor of JPMorgan Chase, (ii) the Guaranty of Lease, dated as of April 18, 2008, by Viola to 645 Madison L.L.C., a New York limited liability company (“645 Madison”), in respect of the Agreement of Lease, between Madison and East, dated as April 18, 2008 (the “Lease”) and (iii) the Guaranty of Lease, dated as April 18, 2008, by Pioneer Futures, Inc.  to 645 Madison in respect of the Lease, in each case, for so long as such guaranties remain in effect.

ARTICLE XI

DISSOLUTION AND TERMINATION

Section 11.01                      Dissolution.

(a)                                 The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b)                                 No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c)                                  The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i)                                     The expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company; or

(ii)                                  upon the approval of the Managing Member.

(d)                                 The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 11.02                      Winding Up of the Company.

(a)                                 The Managing Member shall promptly notify the other Members of any Dissolution Event.  Upon dissolution, the Company’s business shall be liquidated in an orderly manner.  The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement.  In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b)                                 The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i)                                     first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii)                                  second, to the Members in the same manner as distributions under Section 5.03(b), subject to Section 5.03(e).

(c)                                  Distribution of Property.  In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of Property in-kind, subject to the priority set forth in Section 11.02, the liquidating trustee shall have the right to compel each Member to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member, corresponding as nearly as possible to such Member’s Percentage Interest), with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith, subject to the last sentence of Section 5.03(d).

Section 11.03                      Termination.  The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XI, and the certificate of formation of the Company shall have been cancelled in the manner required by the Delaware Act.

Section 11.04                      Survival.  Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE XII

MISCELLANEOUS

Section 12.01                      Expenses.  Other than as set forth in Section 5.03(c) or the Reorganization Agreement or as set forth in Section 3.5 of the Stockholders Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 12.02                      Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 12.03                      Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.04                      Binding Effect; Benefit; Assignment.

(a)                                 The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Managing Member.

Section 12.05                      Jurisdiction.

(a)                                 The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.03 shall be deemed effective service of process on such party.

(b)                                 EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT CORPORATION TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 12.03 OF THIS AGREEMENT.  EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 12.06                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.07                      Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.08       Entire Agreement.  This Agreement, the MTH Transaction Documents and the Reorganization Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.  Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 12.09       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 12.10       Amendment.

(a)           This Agreement can be amended at any time and from time to time by the Managing Member; provided, in addition to the approval of the Managing Member, no amendment to this Agreement may:

(i)            without the prior written consent of the SL Members, (x) adversely modify the limited liability of any SL Member set forth in Section 5.01, Section 5.02, Section 5.04, Section 5.05, Section 5.06, Section 6.02, Section 6.05, Section 10.01, Section 10.02 or Section 12.01, or otherwise modify in any material respect the limited liability of any SL Member, or adversely increase the liabilities or obligations (other than de minimis liabilities or obligations) of any SL Member, (y) adversely modify the Units (or the rights, preferences or privileges of the Units) then held the SL Members in any different or disproportionate manner to those then held by the Viola Members that, in any such case, is favorable to the Viola Members relative to the SL Members or (z) adversely modify the express rights of the SL Members set forth in Section 3.01(a), Section 3.03(c)(ii), Section 3.03(d)(iii), Section 3.04, Article IV, Section 5.03(e), Section 6.01, Section 7.03(b), Section 7.07, Section 9.04 and this Section 12.10 (in the case of clause (z), only so long as the SL Members are entitled to such express rights);

(ii)           without the prior written consent of the Viola Members, (x) adversely modify the limited liability of any Viola Member set forth in Section 5.01, Section 5.02, Section 5.04, Section 5.05, Section 5.06, Section 6.02, Section 6.05, Article X or Section 12.01, or otherwise modify in any material respect the limited liability of any Viola Member, or adversely increase the liabilities or obligations

(other than de minimis liabilities or obligations) of any Viola Member, (y) adversely modify the Units (or the rights, preferences or privileges of the Units) then held the Viola Members in any different or disproportionate manner to those then held by the SL Members that, in any such case, is favorable to the SL Members relative to the Viola Members or (z) adversely modify the express rights of the Viola Members set forth in Section 3.01(a), Section 3.03(c)(ii), Section 3.03(d)(iii), Section 3.04, Article IV, Section 7.03(b), Section 7.07, Section 9.04 and this Section 12.10 (in the case of clause (z), only so long as the Viola Members are entitled to such express rights); or

(iii)          adversely modify in any material respect the Units (or the rights, preferences or privileges of the Units) then held by any Members in any materially disproportionate manner to those then held by any other Members without the prior written consent of a majority in interest of such disproportionately affected Member or Members.

(b)           For the avoidance of doubt: (i) the Managing Member, acting alone, may amend this Agreement, including the Member Schedule, (x) to reflect the admission of new Members or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement, (y) to effect any subdivisions or combinations of Units made in compliance with Section 4.02(c) and (z) to issue additional Common Units or any new class of Units (whether or not pari passu with the Common Units) in accordance with the terms of this Agreement and to provide that the Members being issued such new Units be entitled to the rights provided to the SL Members and/or the Viola Members with respect to all or a portion of the provisions applicable thereto hereunder and any other rights that do not diminish or eliminate any of the express rights of the SL Members and/or the Viola Members described in Section 12.10(a)(i)(z) or Section 12.10(a)(ii)(z), as the case may be; and (ii) any merger, consolidation or other business combination that constitutes a Disposition Event (as such term is defined in the certificate of incorporation of Pubco) in which the Non-Pubco Members are required to exchange all of their Paired Interests pursuant to Section 2.03(c) of the Exchange Agreement and receive consideration in such Disposition Event in accordance with the terms of this Agreement and the Exchange Agreement as in effect immediately prior to the consummation of such Disposition Event shall not be deemed an amendment hereof; provided, that such amendment is only effective upon consummation of such Disposition Event.

(c)           No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.11       Confidentiality.

(a)           Each of the Members shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Member Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Member Party who agrees to keep such Confidential Information confidential in accordance with this Section 12.11, in each case without the express consent, in the case of Confidential Information acquired from the Company, of the Managing Member or, in the case of Confidential Information acquired from another Member, such other Member, unless:

(i)            such disclosure shall be required by Applicable Law;

(ii)           such disclosure is reasonably required in connection with any tax audit involving the Company or any Member or its Affiliates;

(iii)          such disclosure is reasonably required in connection with any litigation against or involving the Company or any Member;

(iv)          such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Member’s Units in the Company; provided that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Managing Member so that it may require any proposed Transferee that is not a Member to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 12.11 (excluding this clause (iv)) prior to the disclosure of such Confidential Information; or

(v)           such disclosure is of financial and other information of the type typically disclosed to limited partners and prospective investors in Silver Lake Partners private equity funds and is made to the partners of, and/or prospective investors in, private equity Affiliates of the SL Members and such partner or prospective investor is bound by the confidentiality provisions of a customary non-disclosure agreement entered into with the disclosing party that covers the Confidential Information so disclosed.

(b)           “Confidential Information” means any information related to the activities of the Company, the Members and their respective Affiliates that a Member may acquire from the Company or the Members, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Member), (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company, or (iii) becomes available to a Member on a non-confidential basis from a third party, provided such third party is not known by such Member, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company.  Such Confidential Information may include information that pertains or relates to the business and affairs of any other Member or any other Company matters.  Confidential Information may be used by a Member and its Member Parties only in connection with Company matters and in connection with the maintenance of its interest in the Company.

(c)           In the event that any Member or any Member Parties of such Member is required to disclose any of the Confidential Information, such Member shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Member shall use reasonable efforts to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy.  In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 12.11, such Member and its Member Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d)           Notwithstanding anything in this Agreement to the contrary, each Member may disclose to any persons the U.S. federal income tax treatment and tax structure of the Company and the transactions set out in the MTH Transaction Agreement and the Reorganization Agreement.  For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Company and does not include information relating to the identity of the Company or any Member.

Section 12.12       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

VIRTU FINANCIAL LLC

By:
Name:
Title:

VIRTU FINANCIAL, INC.

By:
Name:
Title:

VIRTU FINANCIAL INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

[Signature Page to the Second Amended and Restated
Limited Liability Company Agreement of Virtu Financial LLC]

SILVER LAKE PARTNERS III DE (AIV III), L.P.

By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its sole member

By:

Title: Managing Member

SILVER LAKE TECHNOLOGY ASSOCIATES III, L.P.

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its sole member

By:

Title: Managing Member

[Signature Page to the Second Amended and Restated
Limited Liability Company Agreement of Virtu Financial LLC]

SILVER LAKE TECHNOLOGY INVESTORS III, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its sole member

By:

Title: Managing Member

[Signature Page to the Second Amended and Restated
Limited Liability Company Agreement of Virtu Financial LLC]

VIOLA MEMBERS:

TJMT HOLDINGS LLC

By:
Name:
Title:

[OTHER VIOLA MEMBERS]

By:
Name:
Title:

[Signature Page to the Second Amended and Restated
Limited Liability Company Agreement of Virtu Financial LLC]

VIRTU EAST MIP LLC

By:
Name:
Title:

VIRTU EMPLOYEE HOLDCO LLC

By:
Name:
Title:

[Signature Page to the Second Amended and Restated
Limited Liability Company Agreement of Virtu Financial LLC]

DOUGLAS A. CIFU

CHRISTOPHER CONCANNON

[OTHER MEMBERS]

[Signature Page to the Second Amended and Restated
Limited Liability Company Agreement of Virtu Financial LLC]